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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ________________

                                 SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)*

                          Covista Communications, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   223574104
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                                 (CUSIP Number)

                                 July 15, 2005
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                  Page 1 of 5
                    ________________________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP No.   223574104                                          Page 2 of 5 Pages

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Lloyd I. Miller, III                        ###-##-####
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)   [ ]
                                                                    (b)   [ ]
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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
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                        5  SOLE VOTING POWER
                           380,722
   NUMBER OF            --------------------------------------------------------
   SHARES               6  SHARED VOTING POWER
   BENEFICIALLY            580,185
   OWNED BY             --------------------------------------------------------
   EACH                 7  SOLE DISPOSITIVE POWER
   REPORTING               380,722
   PERSON               --------------------------------------------------------
   WITH                 8  SHARED DISPOSITIVE POWER
                           580,185
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   960,907
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.4%
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12  TYPE OF REPORTING PERSON
    IN-IA-OO**
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

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
Item 1(a).    Name of Issuer:                                              Covista Communications, Inc.

Item 1(b)     Address of Issuers's Principal Executive Offices:            721 Broad Street, Suite 200
                                                                           Chattanooga, Tennessee 37402

Item 2(a).    Name of Person Filing:                                        Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:  4550 Gordon Drive, Naples, Florida
                                                                            34102

Item 2(c).    Citizenship:                                                  U.S.A.

Item 2(d).    Title of Class of Securities:                                 Common Stock

Item 2(e)     CUSIP Number:                                                 223574104

Item 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK
              WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.      OWNERSHIP:  The reporting person has shared dispositive and voting power with respect to 580,185 shares of the reported securities as an investment advisor to the trustee of a certain family trust. The reporting person has sole dispositive and voting power with respect to 380,722 of the reported securities as a manager of a limited liability company that is the general partner of a certain limited partnership.

             (a)  960,907

             (b)  5.4%

             (c)  (i) sole voting power:   380,722

                  (ii) shared voting power: 580,185

                  (iii) sole dispositive power: 380,722

                  (iv) shared dispositive power: 580,185

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
              SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

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

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

Item 9        NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 25, 2005                    /s/ Lloyd I. Miller, III
                                         ----------------------------------
                                             Lloyd I. Miller, III